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November 17, 1997



DAOU Systems, Inc.
5120 Shoreham Place
San Diego, California  92122

   Re: DAOU Systems, Inc. (the "Company") -- Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 17, 1997, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 140,300 shares of the Company's Common Stock (the "Shares") reserved for issuance under that certain Executive Stock Option Agreement dated November 11, 1997, by and between the Company and Robert McNeill (the "Option Agreement").

As your legal counsel, we have examined the Company's Certificate of Incorporation and Bylaws, the Option Agreement, records of corporate proceedings with respect to the Option Agreement and such documents as we have deemed necessary in connection with the issuance of the Shares.

Based upon the foregoing examinations and upon applicable laws, we are of the opinion that upon the receipt by the Company of full payment for the Shares in accordance with the terms and conditions of the Plan, the Shares, when offered and sold in the manner provided for in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and amendments thereto.

Very truly yours,

BAKER & MCKENZIE


/s/ BAKER & MCKENZIE